Fuel Systems Solutions Reports Second Quarter 2012 Results

Second Quarter Revenue of $109.0 Million EPS of $0.36 Includes $0.25 Tax Benefit

US Auto Cost and Revenue Study Complete, Aligning Organization to Improve Efficiency, Support Growth Strategy Adjusts 2012 Revenue Outlook; Affirms Margin Outlook

NEW YORK, N.Y., August 8, 2012 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its second quarter ended and six months ended June 30, 2012.

Mariano Costamagna, Fuel Systems’ CEO, said, “Our second quarter revenue of $109.0 million grew if measured in constant currency, reflecting primarily increased automotive volumes, particularly in Italy, despite the challenging economic environment. As a result, higher DOEM activity in Italy benefited our gross margin of 26.7%. As the price differential between alternative and traditional fuels continues to drive demand and offers an attractive payback, especially in Europe, OEMs are expanding the number of CNG and LPG vehicles they offer. Fuel Systems is competing effectively to be the OEM partner of choice in all our geographies, and our share of this global opportunity remains strong. For the remainder of the year, we are focused on completing the organizational changes we have begun in July and delivering on our updated financial outlook.”

Second Quarter 2012 Financial Results

Revenue for the second quarter of 2012 was $109.0 million compared to $116.6 million in the second quarter of 2011. The impact of foreign exchange was a negative $9.6 million; excluding the effect of foreign exchange, second quarter revenue increased 1.7%.

Gross profit for the second quarter of 2012 was $29.1 million, or 26.7% of revenue, compared to $27.1 million, or 23.2% of revenue, in the second quarter of 2011, primarily reflecting the automotive business mix change and increased OEM and DOEM contributions. Operating income for the second quarter of 2012 totaled $6.2 million, or 5.7% of revenue, compared to operating income of $6.4 million, or 5.5% of revenue, in the second quarter of 2011, reflecting the increased gross profit offset by greater SG&A and R&D expenses and a negative impact of foreign exchange of $0.8 million.

EBITDA for the second quarter of 2012 was $10.7 million, or 9.8% of revenue, compared to $11.5 million, or 9.9% of revenue, in the second quarter of 2011, primarily reflecting the abovementioned revenue and cost variances. EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

The tax rate for the 2012 second quarter was (8.3)% compared to 44.5% in the prior year quarter. During the quarter, Fuel Systems determined that the net deferred tax assets in its Canadian entities were recoverable and, as a result, released its valuation allowance, recognizing a tax benefit of approximately $5.0 million, or $0.25 per share. The company now expects its effective tax rate for 2012 to be approximately 30%.

Net income for the second quarter of 2012 was $7.1 million, or $0.36 per diluted share, compared to net income of $3.8 million, or $0.19 per diluted share, in the second quarter of 2011. Excluding the abovementioned second quarter 2012 $0.25 per diluted share tax benefit, net income was $0.11 per diluted share.

As previously announced, the company has restructured its business operations into two new segments as follows:

·	FSS Automotive, consisting of the company’s passenger and light duty commercial transportation, OEM and automotive aftermarket, and transportation infrastructure operations, as well as the US Automotive unit; and

·	FSS Industrial, consisting of the company’s industrial mobile and stationary equipment and auxiliary power unit (APU), and the heavy duty commercial transportation operations.

A table presenting historical reclassified operating segment data can be found in the tables contained at the end of this release.

FSS Automotive Operations

FSS Automotive second quarter 2012 revenue was $78.3 million, compared to $83.1 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was a negative $8.3 million; in constant currency, second quarter FSS Automotive revenue increased 4.2%, reflecting increased DOEM volumes and increased compressor sales. FSS Automotive second quarter 2012 operating income was $5.2 million, compared to $3.9 million in the same period a year ago. FSS Automotive second quarter 2012 EBITDA was $8.8 million, compared to $8.1 million a year ago, reflecting a shift in the quarter’s revenue mix toward higher-margin products.

FSS Industrial Operations

Revenue from FSS Industrial was $30.7 million, compared to $33.5 million the same quarter a year ago. The impact of foreign exchange on FSS Industrial was a negative $1.3 million; in constant currency, second quarter FSS Industrial revenue decreased 4.6%, reflecting lower industrial demand in North America and Europe. FSS Industrial second quarter 2012 operating income was $2.3 million, compared to operating income of $3.8 million in the same period a year ago. FSS Industrial second quarter 2012 EBITDA was $3.0 million, compared to $4.6 million a year ago, which reflects the above revenue decrease and an increase in operating costs.

Six Months Ended June 30, 2012 Financial Results

Total revenue was $206.3 million, compared to $207.4 million for the first half of 2011. Net income for the first half of 2012 was $5.9 million, or $0.30 per diluted share, compared to $4.2 million, or $0.21 per diluted share, for the first half of 2011. EBITDA for the first half of 2012 was $16.1 million, compared to $18.4 million for the first half of 2011.

Total FSS Automotive revenue for the first six months of 2012 was $141.9 million, compared to $145.0 million for the same period a year ago. Automotive operating income was $3.8 million for the 2012 first half, compared to $4.7 million for the 2011 first half. FSS Automotive EBITDA for the first half of 2012 was $10.9 million, compared to $11.9 million for the first half of 2011.

Total FSS Industrial revenue for the first six months of 2012 was $64.4 million, compared to $62.5 million for the same period a year ago. Industrial operating income was $6.9 million for the 2012 first half, compared to $7.3 million for the 2011 first half. FSS Industrial EBITDA for the first half of 2012 was $8.6 million, compared to $9.1 million for the first half of 2011.

US Automotive Cost and Revenue Outlook Review

During the second quarter of 2012, Fuel Systems conducted a thorough review of its historical costs and revenue and its outlook in US Automotive operations with a view toward applying recommendations throughout the organization. As a result of the study’s findings, management is taking the following actions:

·	Strengthening internal ownership of technical and engineering functions under the direct supervision of the company’s Executive Committee in order to ensure efficiency and sharing of technical information on a global basis;

·	Concentrating all US Automotive activities within the Sterling Heights, MI and Union City, IN facilities, moving aftermarket activities out of its Santa Ana, CA industrial facility;

·	Refining US Automotives aftermarket and OEM sales and marketing strategies, including the assignment of a single global FSS point of contact for each OEM partner;

·	Reorganizing its customer support service to enhance communication and responsiveness;

·	Incorporating better market data into sales and marketing plans to support revenue forecasting and associated technology spending.

Mr. Costamagna said, “We undertook this study to gauge the acceleration of revenue in the US market, evaluate our cost structure supporting our growth strategy, and assess the efficiencies of our automotive resources infrastructure around the world. What we found is that Fuel Systems could benefit from a refinement of functional and reporting structures in the US. Therefore, in addition to the organizational changes we have already made at the corporate level, we are taking the above actions to ensure consistency across the company, better coordinate our US and global automotive teams’ skill sets with ownership responsibilities, and improve our customer communication. While there are areas of minor cost savings that we have identified, the study confirmed that we have invested in US Automotive appropriately, and now our job is to excellently serve our growing customer base and maximize our returns on our investments. Fuel Systems occupies the pole position in the US market. While still in the early building stages, our presence in this important market should only benefit from the increased discipline we are adopting both within this organization and across Fuel Systems.”

Company Outlook

Fuel Systems has updated its 2012 outlook, including the following assumptions:

·	Normal second half seasonality and the anticipated continued negative effect of foreign exchange translation;

·	Automotive division – revenue contributions are expected from OEM programs planned to begin to roll out in the second half of the year in Thailand, China, and certain Latin American automotive markets; growth in European aftermarket products; and a revenue contribution from US Automotive at levels higher than in the first half of the year, although at a slower rate of acceleration than originally anticipated;

·	Industrial division – expected continued growth in stationery equipment and APUs, offset to some extent by slower mobile industrial equipment;

·	Modest gross and operating margin expansion continues to be expected from changes in revenue mix and some operating leverage through cost control.

Based on the aforementioned factors, the Company now expects full year 2012 revenue to be between $405 million and $420 million, and continues to expect 2012 gross margin of 23% to 25% and 2012 operating margin of 3% to 5%.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL

MEASURES”. EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure: Net Income attributable to non-controlling interest; Depreciation & Amortization; Interest income, net; (Benefit) Provision for Income Taxes. Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, August 8th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its second quarter 2012 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 13739149. The call will be webcast and can be accessed from the “Investor Relations” section of the Company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight Eastern Time on August 10th by dialing 855-859-2056 or 404-537-3406 and entering pass code 13739149. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2012, as well as its position in the market place, the success of products and the success and integration of recent acquisitions and organizational changes. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, our ability to integrate recently acquired businesses and to realize the expected synergies; our ability to successfully implement proposed actions to be taken in connection with our cost and revenue study; the unpredictable nature of the developing alternative fuel US automotive market; economic uncertainties caused by political instability in certain of the local markets we do business in; the potential growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to realign costs with current market conditions; unanticipated investigations and litigations; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2011. The Company does not undertake to update or revise any of its forward-looking statements.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel Systems Solutions, Inc. (646) 502-7170

Investor Relations Contacts: LHA Carolyn M. Capaccio ccapaccio@lhai.com Cathy Mattison cmattison@lhai.com (415) 433-3777

– Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
June 30, 2012		December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$63,866	$96,740
Short-term investments	11,370	—
Accounts receivable, less allowance for doubtful accounts of $2,818 and $2,665 at June 30,
2012 and December 31, 2011, respectively	76,412	62,551
Inventories	110,510	103,382
Deferred tax assets, net	6,896	6,512
Other current assets	12,111	19,125
Related party receivables	7,018	10,975

Total current assets	288,183	299,285
Equipment and leasehold improvements, net	59,186	59,051
Goodwill, net	57,783	58,968
Deferred tax assets, net	5,277	363
Intangible assets, net	27,115	29,422
Other assets	958	1,187
Long-term investments	7,159	884
Related party receivables	—	842

Total Assets	$445,661	$450,002

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53,760	$54,816
Accrued expenses	38,314	36,230
Income taxes payable	1,794	2,517
Current portion of term loans and debt	3,175	6,367
Deferred tax liabilities, net	166	82
Related party payables	4,236	4,680

Total current liabilities	101,445	104,692
Term and other loans	2,513	3,698
Other liabilities	9,322	7,885
Deferred tax liabilities, net	3,414	3,905

Total Liabilities	116,694	120,180

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding
at June 30, 2012 and December 31, 2011	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,091,622 issued and
20,023,509 outstanding at June 30, 2012; and 20,089,591 issued and 20,014,065 outstanding
at December 31, 2011	20	20
Additional paid-in capital	319,057	318,632
Shares held in treasury, 8,642 and 16,055 shares at June 30, 2012 and December 31, 2011,
respectively	(322)	(523)
Retained Earnings	21,303	15,357
Accumulated other comprehensive income (loss)	(11,091)	(3,664)

Total Equity	328,967	329,822

Total Liabilities and Equity	$445,661	$450,002

	FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)
	(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011

Revenue	$108,951	$116,598	$206,341	$207,416
Cost of revenue	79,844	89,514	154,672	158,706

Gross profit	29,107	27,084	51,699	48,710
Operating expenses:
Research and development expense	8,263	7,161	15,163	13,548
Selling, general and administrative expense	14,614	13,549	29,234	25,804

Total operating expenses	22,877	20,710	44,397	39,352

Operating income	6,230	6,374	7,272	9,358
Other income (expense), net	357	378	150	(33)
Interest income, net	11	200	91	388

Income from operations before income taxes and
non-controlling interest	6,598	6,952	7,513	9,713
Income tax benefit (expense)	550	(3,096)	(1,567)	(5,433)

Net income	7,148	3,856	5,946	4,280
Less: Net income attributable to non-controlling
interests	—	(46)	—	(96)

Net income attributable to Fuel Systems Solutions,
Inc.	$7,148	$3,810	$5,946	$4,184

Net income per share attributable to Fuel Systems
Solutions, Inc:
Basic	$0.36	$0.19	$0.30	$0.21

Diluted	$0.36	$0.19	$0.30	$0.21

Number of shares used in per share calculation:
Basic	20,019,779	19,968,530	20,017,049	19,945,063

Diluted	20,049,993	20,101,404	20,059,306	20,079,894

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended
	June 30,

	2012	2011

Net income	$5,946	$4,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	5,142	5,316
Amortization of intangibles arising from acquisitions	3,540	3,765
Provision for doubtful accounts	372	399
Provision for related party loan receivable	828	—
Write down of inventory	1,202	1,170
Deferred income taxes	(5,825)	866
Unrealized loss on foreign exchange transactions, net	424	243
Compensation expense related to equity awards	608	637
Loss (gain) on disposal of equipment and leasehold improvements	275	(138)
Reduction of contingent consideration	—	(605)
Changes in assets and liabilities, net of acquisitions:
Increase in accounts receivable	(14,551)	(14,973)
Increase in inventories	(8,574)	(6,609)
Decrease in other current assets	3,621	3,862
Decrease in other assets	212	90
Increase in accounts payable	1,325	10,358
(Decrease) increase in income taxes payable	(667)	1,233
Increase (decrease) in accrued expenses	6,604	(1,824)
Receivables from/payables to related party, net	3,348	1,863
Decrease in long-term liabilities	(376)	(208)

Net cash provided by operating activities	3,454	9,725

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(7,082)	(6,597)
Purchase of investments	(18,277)	—
Acquisition, net of cash acquired	(5,700)	(13,441)
Amount in restricted cash for acquisition of non-controlling interest	2,820	(3,179)
Other	133	423

Net cash used in investing activities	(28,106)	(22,794)

Cash flows from financing activities:
Decrease in callable revolving lines of credit, net	(2,204)	(415)
Payments on term loans and other loans	(1,837)	(2,219)
Increase in treasury shares due to employee tax withholding	(3)	—
Proceeds from exercise of stock options	11	16
Proceeds of common shares held in trust, net	10	—
Acquisition of non-controlling interest	(2,820)	(7,498)

Net cash used in financing activities	(6,843)	(10,116)

Decrease in cash and cash equivalents	(31,495)	(23,185)
Effect of exchange rate changes on cash	(1,379)	5,299

Net decrease in cash and cash equivalents	(32,874)	(17,886)
Cash and cash equivalents at beginning of period	96,740	124,775

Cash and cash equivalents at end of period	$63,866	$106,889

	FUEL SYSTEMS SOLUTIONS, INC.
	OPERATING SEGMENT INFORMATION
	(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011

Revenue:
FSS Industrial	$30,667	$33,483	$64,397	$62,462
FSS Automotive	78,284	83,115	141,944	144,954

Total	$108,951	$116,598	$206,341	$207,416

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011

Operating Income (Loss):
FSS Industrial	$2,258	$3,780	$6,886	$7,291
FSS Automotive	5,167	3,857	3,801	4,653
Corporate Expenses (1)	(1,195)	(1,263)	(3,415)	(2,586)

Total	$6,230	$6,374	$7,272	$9,358

(1) Represents corporate expense not allocated to either of the business segments.

FUEL SYSTEMS SOLUTIONS, INC. NON-GAAP FINANCIAL MEASURES (In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Segment EBITDA:	2012	2011	2012	2011

FSS Industrial	$3,037	$4,619	$8,564	$9,066
FSS Automotive	8,836	8,136	10,905	11,916
Corporate and Other	(1,147)	(1,255)	(3,365)	(2,576)

Total EBITDA (Non-GAAP)	$10,726	$11,500	$16,104	$18,406

Reconciliation:

Net Income attributable to the non-controlling interest	-	(46)	-	(96)
Interest income, net	11	200	91	388
Benefit (Provision) for Income taxes	550	(3,096)	(1,567)	(5,433)
Depreciation & Amortization	(4,139)	(4,748)	(8,682)	(9,081)

Net Income attributable to Fuel Systems Solutions, Inc.	$7,148	$3,810	$5,946	$4,184